Exhibit 10.4

Amended and Restated EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 10th day of October, 2025 (the “Effective Date”), by and between Central Bancompany, Inc., a Missouri corporation (the “Employer”), and John Ross (the “Executive”).

BACKGROUND:

The Employer desires to continue to employ the Executive as its President and Chief Executive Officer on the terms and conditions set forth below and Executive desires to accept such continued employment subject to such terms and conditions.

The Employer and the Executive desire to amend and restate the Employment Agreement dated as of February 2020 between the Employer and the Executive (the “Prior Agreement”).

The Employer and the Executive intend that this Agreement embody the complete terms and conditions of the Executive’s continued employment with the Employer and shall supersede in its entirety the terms of employment embodied in the Prior Agreement or any offer letter or other communication preceding the Effective Date.

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.             Duties.

1.1           Position. The Executive shall be employed as the President and Chief Executive Officer of the Employer and shall perform and discharge faithfully (a) the usual and customary duties and responsibilities commensurate with similar positions at other financial institutions of similar size; and (b) the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of the Employer’s business. The Executive shall report directly to the Board.

1.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)             subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)             diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board; and

(c)             timely prepare and forward to the Board all reports and accountings as may be requested of the Executive.

1.3           Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)             investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)             participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Board may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.             Term. This Agreement shall be for a Term commencing on the Effective Date and ending upon the date of Termination of Employment as hereafter provided.

3.             Compensation. The Employer shall pay the Executive the following during the Term, except as otherwise provided below:

3.1          Annual Base Salary. The Executive shall be compensated at an annual base rate of Nine Hundred Sixty Thousand Dollars ($960,000) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) at least annually for possible adjustments as determined by the Compensation Committee based on its evaluation of the Executive’s performance. The Executive’s Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

3.2           [Reserved]

3.3          Targeted Annual Incentive Compensation.

(a)             Annual Bonus. The Executive shall be eligible to receive annual bonus compensation determined in a targeted annualized amount equal to one hundred percent (100%) of the Executive’s Base Salary (the “Annual Bonus”). The Annual Bonus shall be subject to the attainment of performance targets and objectives, and minimum threshold and maximum opportunities, which shall be developed by the Compensation Committee following consultation with the Executive. The amount of the Annual Bonus to which the Executive is entitled shall be determined in the discretion of the Compensation Committee.

Any Annual Bonus earned shall not be payable to the Executive unless the Executive is employed by the Employer on the date on which such Annual Bonus is paid. The Annual Bonus shall be paid in cash no later than March 15th of the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives.

(b)             Regulatory Restrictions on Incentive Compensation. The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer, and the obligation to pay any such Annual Bonus shall be rendered null and void to the extent the same is then prohibited by any applicable law or regulatory restriction.

3.4          Equity Incentive Awards. Beginning in 2026, the Executive shall be eligible to receive an annual equity grant in respect of the Employer’s “Class A Common Stock” shares (the “Annual Equity Grant”) pursuant to the Central Bancompany, Inc. 2025 Equity Incentive Plan or its successor plan (the “Equity Incentive Plan”). The Annual Equity Grant shall be granted no later than March 1st of each calendar year. The annual target for the value of the Annual Equity Grant to be granted in 2026 shall be no less than Five Hundred Thousand Dollars ($500,000). The Annual Equity Grants granted during the Term may be subject to vesting based upon the satisfaction of time- and/or performance-based vesting criteria as may be established by the Compensation Committee following consultation with the Executive. Each Annual Equity Grant shall be subject to the terms of the Equity Incentive Plan and such other terms and conditions as set forth in a separate award agreement, as determined by the Compensation Committee from time to time.

3.5          Business and Professional Education Expenses or Memberships. The Executive shall be entitled to be reimbursed for reasonable and necessary expenses the Executive incurs in connection with the performance of the Executive’s duties of employment hereunder. The Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies the Employer adopts from time to time. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Reimbursements shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.

3.6           Perquisites.

(a)             Automobile. The Employer shall provide the Executive with the use of an automobile selected by the Employer or, in Employer’s discretion, an allowance in a reasonable amount determined by Employer for Executive’s personal lease of an automobile. Subject to satisfying the requirements for any reimbursements in accordance with Section 3.5, the Employer shall be responsible for all automobile expenses, repairs, and maintenance thereof; provided, however, the Executive shall be responsible for gas expenses for travel not related to the Business of the Employer. The Employer shall obtain and maintain adequate insurance coverage on any Employer-owned automobile. Not less frequently than once annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service guidelines and shall be responsible for taxes associated with personal use of the automobile.

(b)             Country Club. The Employer shall reimburse the Executive for the initiation fee and regular dues for membership in a country club mutually agreed upon by the Employer and the Executive. The Executive acknowledges that the amount reimbursed pursuant to this Section 3.6(b) shall be treated as compensation to the Executive and shall be subject to all applicable taxes as described in Section 3.9 hereof.

3.7           Paid-Time Off. The Executive shall be entitled to paid-time off (“PTO”) in accordance with the Employer’s PTO policy as the same may be in effect from time to time during the Term for similarly situated executives of the Employer; provided, however, that as of the Effective Date, the Executive shall be credited with twenty-five (25) days of PTO per year.

3.8           Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, the Employer’s standard policies and practices relating to such benefit.

3.9           Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal, state and local income, FICA and other withholding requirements.

3.10        Clawback of Compensation. The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded), including, but not limited to, the following circumstances:

(a)            pursuant to the Employer’s clawback policy(ies), as in place from time to time;

(b)            where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(c)            if the Employer becomes, and for so long as the Employer remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or Employer policy, any such compensation properly identified by the Employer by written notice provided pursuant to Section 14. If the Executive fails to return such compensation within the applicable time period, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges that the Executive has received a copy of the Employer’s clawback policy as in effect as of the date of this Agreement, and agrees to its terms. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.10. The provisions of this Section 3.10 shall be modified to the extent, and remain in effect for the period, required by applicable law.

3.11         Taxability. The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.

4.             Termination; Suspension or Reduction of Benefits.

4.1           Termination of Employment Events. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)           By the Employer:

(1)             for Cause, upon prior written notice to the Executive subject to compliance with Section 28(f) hereof, if applicable; or

(2)             without Cause at any time (other than pursuant to Section 4.1(a)(3) below), upon thirty (30) days’ prior written notice by the Employer of its intent; and provided, further that the Employer shall meet its obligations to the Executive under Section 4.2 or 4.3, as applicable; or

(3)             in the event that a regulator for the Employer requires the Executive’s removal from service as an officer of the Employer.

(b)           By the Executive:

(1)             for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer sixty (60) days’ prior written notice of the Executive’s intent to effect his Termination of Employment; or

(2)             for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 28(m).

(c)           Upon the Executive becoming subject to a Disability.

(d)           At any time upon mutual, written agreement of the parties.

(e)           Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2           Regular Severance. If the Executive experiences a Termination of Employment, either by the Employer without Cause pursuant to Section 4.1(a)(2) or by the Executive with Good Reason pursuant to Section 4.1(b)(2), during the Term but prior to a Change in Control or more than twelve (12) months following a Change in Control, the Employer shall pay the Executive as liquidated damages, in lieu of all other claims and payments under this Agreement, severance equal to the Annual Base Salary in effect on the date of the Executive’s Termination of Employment payable over twelve (12) months, plus an amount equal to the monthly Employer subsidy for health insurance premiums and disability premiums for then active employees for twelve (12) months. Any severance payable pursuant to this Section 4.2 shall be paid in substantially equal increments in cash in accordance with the Employer’s regular payroll practices, but no less frequently than monthly, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment. All payments of severance shall accrue from the date of the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.

4.3             Change in Control Severance.

(a)            If, within twelve (12) months following a Change in Control, the Executive experiences a Termination of Employment, either by the Employer without Cause pursuant to Section 4.1(a)(2) or by the Executive for Good Reason pursuant to Section 4.1(b)(2), the Executive shall receive, as liquidated damages, in lieu of all other claims and payments under this Agreement, severance benefits equal to two (2) times the sum of (i) the Annual Base Salary in effect on the date of the Termination of Employment, (ii) the Annual Bonus paid for the calendar year immediately preceding the Termination of Employment, and (iii) the annualized amount of the monthly Employer subsidy for health insurance premiums and disability premiums for then active employees.

(b)           Any severance payable pursuant to this Section 4.3 shall be paid in substantially equal increments over a period of twenty-four (24) months beginning on the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.

4.4           Golden Parachute Limitations. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise payable to the Executive by the Employer (the “Aggregate Payments”) would be an “excess parachute payment” (within the meaning of Code Section 280G(b)(1)) but for the application of this sentence, then the Aggregate Payments will be either (a) delivered in full or (b) reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Code Section 4999 (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of Aggregate Payments, notwithstanding that all or some portion of such Aggregate Payments may be taxable under Code Section 4999. For purposes of determining whether any portion of the Aggregate Payments would be an excess parachute payment, any determination will be made in writing by an independent tax or valuation expert selected by the Employer and reasonably acceptable to the Executive, whose determination will be conclusive and binding upon Executive and the Employer. For purposes of making the calculations required by this Section 9, the Determination Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. In the event the Aggregate Payments are required to be reduced pursuant to this Section, the Aggregate Payments will be reduced by category in the following order: (a) cancellation of accelerated vesting of equity awards; (b) reduction or elimination of cash severance benefits that are subject to Code Section 409A; (c) reduction or elimination of cash severance benefits that are not subject to Code Section 409A; (d) reduction or elimination of any remaining portion of the Aggregate Payments that are subject to Code Section 409A; and (e) reduction or elimination of any remaining portion of the Aggregate Payments that are not subject to Code Section 409A. In the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Within each other category, cash payments and payments with respect to any equity award will be reduced pro rata based on the portion of cash or other payment with respect to the Aggregate Payments, in each case beginning with payments that would otherwise be made last in time.

4.5           Effect of Termination of Employment.

(a)           Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under Sections 3.1, 3.5, 3.7 and 3.8 through the effective date of termination of the Agreement and, if applicable, any payments set forth in Section 4.2 or Section 4.3.

(b)           Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute, and not timely revoke during any revocation period provided pursuant to such release, a release agreement in the form provided by the Employer, which form shall be reasonable and consistent with customary practices in the banking industry. The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Termination of Employment.

(c)           Any actual or constructive reduction of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.

4.6           Regulatory Limitation.

(a)            FDIC Golden Parachute Limitations. Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein or otherwise in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (the “FDIA”) (12 U.S.C. 1828(k)) and Part 359 of the FDIC Rules and Regulations, 12 C.F.R. 359, and the applicable rules and regulations thereunder (collectively, the “FDIC Golden Parachute Restrictions”). In the event any such payments become due and payable under this Agreement at a time when such payments would constitute “golden parachute payments,” other than “golden parachute payments,” for which the concurrence or consent of the appropriate federal banking agency has been received as contemplated by the FDIC Golden Parachute Restrictions, the obligation on the part of the Employer to make any such payments shall become null and void. In addition, nothing in the preceding sentence shall impose an obligation on the part of the Employer to petition the Federal Deposit Insurance Corporation (the “FDIC”) (and/or other regulatory agency having jurisdiction over the Employer) for its concurrence or consent.

(b)           Other Regulatory Limitations. If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the affairs of any depository institution by an order issued under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of expenses incurred as of the effective date of termination. If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e) or 8(g) of the FDIA (12 U.S.C. 1818(e) and (g)), the Employer shall have the right to suspend all obligations of the Employer under this Agreement as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate prospectively any of its obligations which were suspended. If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected. If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Employee that vested prior to the FDIC action. If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Employee that vested prior to the transaction. Notwithstanding the foregoing provisions of this Section 4.6(b), any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(c)            Regulatory Approval. Notwithstanding the timing for the payment of the severance amounts described in Sections 4.2 and 4.3, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Section 4.6(c) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(d)           State Banking Limitations. All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

5.             Employer Information.

5.1           Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer. Executive acknowledges that, in performing services for the Employer, Executive may use personal electronic equipment, such as a laptop computer, personal computer, personal data assistant, smart phone, cell phone, tablet, pager and/or other electronic communication and/or memory devices owned by Executive (collectively, “Personal Electronic Equipment”). All Employer Information contained on Personal Electronic Equipment is the sole and exclusive property of the Employer. Executive agrees that the Employer has the right to access and review such Employer Information at any time and may take possession of and review any Personal Electronic Equipment, including any information contained therein, to inspect, analyze, recover and/or delete any Employer Information stored and/or communicated therein or therewith. If Executive has Personal Electronic Equipment that is not located on Employer premises, Executive shall immediately deliver such equipment to the Employer upon its request or its designee’s request. To the extent necessary, the Executive shall provide the Employer with the applicable password for such Personal Electronic Equipment. All Employer Information stored on any Personal Electronic Equipment is subject to the applicable restrictions set forth in this Section 5.

5.2           Obligations of the Executive. The Executive agrees:

(a)            to hold Employer Information in strictest confidence;

(b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)            in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

5.3           Protected Activity. Notwithstanding the above or any provision of this Agreement or any other agreement Executive executes to the contrary, there shall be no restriction on Executive’s ability to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Executive does not need Employer’s or any of its Affiliates’ permission to do so. In addition, it is understood that this Agreement shall not require Executive to notify Employer or any of its Affiliates of a request for information from any governmental entity or self-regulatory authority that is not directed to Employer or any of its Affiliates or of Executive’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Executive recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Executive must inform such governmental entity or self-regulatory authority that the information Executive is providing is confidential. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Executive comes to learn during Executive’s service to Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Each of Employer and its Affiliates does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Executive is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. §1833 provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order. Nothing in this Agreement, any other agreement executed by Executive, or any Employer policy is intended to conflict with this statutory protection. This Section 5 shall survive for so long as is permitted by applicable law.

5.4           Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s termination of employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information (including all copies thereof, regardless of the medium in which such information may be stored) and all computer equipment, tools and other property of the Employer) then in the Executive’s possession or control or on the Executive’s Personal Electronic Equipment.

6.             Intellectual Property Rights.

(a)             The Executive hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by Executive or jointly with others, either during or after the Executive’s period of employment with the Employer, if such Works are: (1) made through the use of any of the Employer Information or any of the Employer’s equipment, facilities, supplies or time, or (2) result from any work performed by the Executive for the Employer or its Affiliates, shall belong exclusively to the Employer and shall be deemed part of the Employer Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Executive agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Employer shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, the Executive hereby irrevocably assigns and transfers to the Employer the entire right, title and interest, domestic and foreign, of the Executive in and to such Works. The Employer shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Executive agrees to give the Employer, and any person designated by the Employer, any assistance the Employer deems necessary or appropriate to perfect the rights defined in this Section 6.

(b)           The Executive will promptly disclose to the Compensation Committee, or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by the Executive or jointly with others, in connection with the business of the Employer either: (1) during the Term, whether or not the Executive believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of the Executive’s employment, or (2) subsequent to the Executive’s period of employment, if such Work is made through the use of Employer Information or any of the Employer’s equipment, facilities, supplies or time, or results from any work performed by the Executive for the Employer or its Affiliates.

(c)           The Executive agrees to: (1) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Employer and shall remain the sole property of the Employer; and (2) assist the Employer, both during and subsequent to the Executive’s period of employment with the Employer, in obtaining and enforcing for the Employer’s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by the Executive (in whole or in part), the rights to which belong to or have been assigned to the Employer pursuant to this Agreement. Upon request, the Executive will execute all applications, assignments, instruments and papers and perform all acts that the Employer or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of the Employer therein. The Employer agrees to bear all expenses which it causes to be incurred by the Executive in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.

(d)           The Executive understands that utilization of the Works is in the sole discretion of the Employer, and that the Employer is not obligated to develop, market or otherwise use any device or product.

7.             Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform any executive, managerial, supervisory, sales, marketing, consulting or customer-related services to assist any competitor of the Employer in competing directly or indirectly against the Employer in the Area.

8.             Customer-Based Restrictions. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, (a) solicit, divert or take away or attempt to solicit, divert or take away, from the Employer, any business from any of the Customers; (b) cause or attempt to cause any Customers to terminate or reduce their existing relationships with the Employer; or (c) provide any competitive products or services to any Customers in competition against the Employer.

9.             Employee-Based Restrictions. The Executive agrees that during the Executive’s employment by the Employer hereunder, and for the duration of the Post-Termination Period, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee who was employed by the Employer on the last day of the Executive’s employment or within the six (6) months preceding the last day of the Executive’s employment (whether or not such employee is or was a full-time employee or a temporary employee or such employment is or was pursuant to written agreement or is or was at will).

10.            Non-Disparagement.

(a)            By the Executive. The Executive agrees that during the Term and for a period of two (2) years thereafter, the Executive will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any person or entity that the Executive reasonably should know is an Affiliate of the Employer. Nothing contained in this Section 10(a) is intended to conflict with Section 5.3 or prevent Executive from (1) complying with the requirements and policies of any federal or state agency, (2) cooperating with any investigation or request for information from any state or federal government agency, or (3) testifying truthfully in any legal or administrative proceeding.

(b)            By the Employer. The Employer agrees that during the Term and for a period of two (2) years thereafter the members of its Board of Directors (collectively, the “Persons to be Advised”) will not make any public statement (written or oral) that could reasonably be perceived as disparaging to the Employee. The Employer will advise the Persons to be Advised that a non-disparagement agreement is in effect and will use reasonable efforts to enforce compliance with this Agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Employer will not be liable for unauthorized remarks by the Persons to be Advised or individuals employed by or otherwise associated with the Employer, and if the Persons to be Advised are required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to the Executive’s employment with the Employer, such disclosure of truthful information shall not constitute a breach of this Agreement. Nothing contained in this Section 10(b) is intended to prevent the Persons to be Advised from (1) complying with the requirements and policies of any federal or state agency, (2) cooperating with any investigation or request for information from any state or federal government agency, or (3) testifying truthfully in any legal or administrative proceeding. Moreover, this obligation of the Employer shall not apply to any communications between the Employer and its independent public auditors.

11.            Remedies. The Executive agrees that the covenants contained in Sections 5 through 10 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. In addition, the Executive agrees that he is receiving good and valuable consideration in exchange for his agreement to be subject to such covenants, including, without limitation, the payments described in Section 4.2 and 4.3 hereof. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 5 through 10 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.2 or 4.3, if applicable. The Executive further agrees that should the Executive breach any of the covenants contained in Sections 5 through 10 of this Agreement, the Executive shall repay to the Employer any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

12.            Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the parties agree that the provision should be modified by the court and, to the maximum extent permissible under the applicable law or public policy, enforced.

13.           No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

14.           Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Central Bancompany 238 Madison Street Jefferson City, Missouri 65101 Attn: General Counsel

If to the Executive:	The address most recently on file with the Employer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed; or (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above. A party may change that party’s notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

15.           Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.           Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

17.           Mediation. Except with respect to Sections 5 through 11 above, and as provided in this Section 17, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

18.           Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Missouri. The parties agree that any appropriate state court located in Cole County, Missouri or federal court for the Western District of Missouri shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to and waive any objection to the jurisdiction or venue of such courts.

19.           Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to mediation of disputes (or if mediation is not required under Section 18) and litigation ensues between the parties, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

20.           Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

21.           Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

22.           Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

23.           Survival. The obligations of the parties pursuant to Sections 3.10, 4.2, 4.3, 4.4, 4.5, 4.6, 5 through 21, 24 and 25, as applicable, shall survive the Executive’s termination of employment hereunder for the period designated under, or the period otherwise necessary to give effect to, each of those respective sections.

24.           Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

25.            Section 409A.

(a)             This Agreement is intended to be exempt from or comply with the requirements of Code Section 409A (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Executive further acknowledges that any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.

(b)           All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (2) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)           Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

26.           Rights to Photographs, Videos, Recordings and Electronic Images. Executive agrees that the Employer may, and is entitled to, use, exploit, publish and copyright photographs, videos, audio and other recordings and electronic images of Executive (collectively, “Images”) relating in any way to the Business of the Employer which are made during Executive’s employment with the Employer (and any derivative works made thereafter), and that the Employer shall have all of Executive’s rights, title and interest (if any) in, to and under any such Images, including, but not limited to, privacy, copyright, moral right, and rights to publicity. The Employer may use such Images, without further compensation or any other additional consideration, for any advertising, publishing, social media, or other business purposes on behalf of the Employer during or after Executive’s period of employment by the Employer.

27.           Exit Interview. To ensure a clear understanding of this Agreement and Executive’s compliance therewith, Executive agrees to engage in an exit interview, at a time and place designated by the Employer and at the Employer’s expense. The Executive understands and agrees that during said exit interview, the Executive may be required to confirm that the Executive will comply with Executive’s obligations under this Agreement and to sign and deliver a certification in the form provided by the Employer. The Employer may elect, at its option, to conduct the exit interview by telephone.

28.           Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)             “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)           “Agreement” shall mean this Agreement and any appendices incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)           “Area” shall mean (i) during the Executive’s period of employment, any geographic region where the Employer is doing business or actively pursuing business opportunities; and (ii) during the Post-Termination Period, any geographic region where the Employer was doing business and was actively pursuing business opportunities within the final two (2) years of the Executive’s employment.

(d)           “Board” shall mean the board of directors of the Employer and, where appropriate, includes any committee thereof or other designee.

(e)           “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)            “Cause” shall mean:

(1)             A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement; provided that the conduct amounting to the breach and the facts upon which the Executive’s direct supervisor made such determination shall be specifically identified in a written notice to the Executive who shall have fifteen (15) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Executive’s direct supervisor, susceptible to a cure;

(2)             Conduct by the Executive that amounts to fraud, dishonesty, disloyalty or willful misconduct in the performance of his duties and responsibilities hereunder;

(3)             Arrest of, conviction of or a plea of nolo contendere by, the Executive during the Term for a crime involving breach of trust or moral turpitude or any felony;

(4)             Conduct by the Executive that amounts to gross and willful insubordination, gross neglect or inattention to or material failure to perform his duties and responsibilities hereunder, including prolonged absences without the written consent of the Executive’s direct supervisor; provided that the nature of such conduct shall be specifically identified in a written notice to the Executive who shall have fifteen (15) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Executive’s direct supervisor, susceptible to a cure;

(5)             Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer, provided that the Compensation Committee determines in good faith that such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effect to the Employer related to the regulatory action; or

(6)             The Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)).

Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in this Section 28(f) shall not apply if there are habitual or repeated breaches or actions by the Executive involving conduct of the same or similar character.

(g)           “Change in Control” shall have the meaning set forth in the Equity Incentive Plan.

(h)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)            “Confidential Information” means all confidential information of the Employer, regardless of the form or medium in which it is or was created, stored, reflected or preserved, and includes, but is not limited to, Trade Secrets. Executive understands that Confidential Information may or may not be labeled as “confidential”, and Executive will treat all information as confidential unless otherwise informed by Executive’s direct supervisor.

(j)             “Customer” means (i) the Employer’s customers serviced by the Executive at any time during the Executive’s final two (2) years of employment with the Employer; (ii) customers serviced by the Employer’s personnel at any time during the Executive’s final two (2) years of employment with the Employer, if the Executive had supervisory authority over the personnel providing such services at the time the services were performed; (iii) customers with respect to which the Executive had Confidential Information at any time during the Executive’s final two (2) years of employment with the Employer; and (iv) prospective Employer customers that Executive solicited or had material contact with, or about who the Executive had access to Confidential Information, at any time during the Executive’s final two (2) years of employment with the Employer.

(k)             “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident or health plan maintained by the Employer that provides income replacement benefits due to a disability or, if the Employer does not maintain such a plan, the inability of the Executive to perform his material duties under this Agreement for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental infirmity, as reasonably determined by the Employer.

(l)             “Employer Information” shall mean Confidential Information and Trade Secrets.

(m)          “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)             a material reduction of the Executive’s Annual Base Salary from its then current rate, other than a reduction that is applied to substantially all other executive officers of the Employer if the Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to all other executive officers;

(2)             a requirement that the Executive relocate more than fifty (50) miles from the Executive’s then-current principal place of employment with the Employer without the Executive’s consent;

(3)             a material diminution in the Executive’s duties or responsibilities, provided that, a diminution in the Executive’s title shall not alone be considered “Good Reason” under this Agreement; or

(4)             a material breach of this Agreement by the Employer;

provided, however, that for a termination of employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or if later the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to his effective date of resignation.

(n)           “Post-Termination Period” shall mean twenty-four (24) months following the last day of the Executive’s period of employment with the Employer and its Affiliates.

(o)           “Term” shall mean the period of employment provided for in Section 2.

(p)           “Termination of Employment” shall mean a termination of the Executive’s employment where Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A.

(q)           “Trade Secrets” shall mean Employer or Affiliate information, regardless of the form or medium in which it is or was created, preserved, reflected or sorted (including in Executive’s memory) that is not commonly known by or generally available to the public and that:

(1)            derives or creates economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)             is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The Employer’s Trade Secrets may include, but are not limited to, all confidential information relating to or reflecting the Employer’s research and development plans and activities, compilations of data, product plans, sales, marketing, and business plans and strategies; pricing, price lists, pricing methodologies and profit margins; personnel; inventions, concepts, ideas, designs and formulae; current, past and prospective customer lists; current, past and anticipated customer needs, preferences, and requirements; market studies; computer software and programs (including object code and source code); and computer and database technologies, systems, structures and architectures,

(r)             “Work or Works” shall mean all work product, property, data, documentation, information, or materials conceived, discovered, developed, or created by Executive including, but not limited to, all literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, creations, conceptions, improvements, processes, algorithms, and so forth (collectively, “Intellectual Property”) which (i) are prepared or developed by Executive, individually or jointly with others, during Executive’s employment with the Employer, or within six (6) months thereafter, whether or not during working hours, and (ii) relate to or arise in any way out of (A) current or anticipated businesses or activities of the Employer, (B) the Employer’s current or anticipated research or development, (C) any work performed by Executive for the Employer, or (D) any information or assistance provided by the Employer, including but not limited to, Confidential Information.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

CENTRAL BANCOMPANY

By	/s/ Robert M. Robuck
Signature

Robert M. Robuck
Print Name

Vice Chairman
Title

EXECUTIVE:
/s/ John Ross
JOHN ROSS